Exhibit 99.1
News Release
Novelis Reports Second Quarter Fiscal 2022 Results
Diverse portfolio of sustainable aluminum rolled products delivers exceptional financial results

Q2 Fiscal Year 2022 Highlights
•Net income from continuing operations of $239 million, up 66% YoY; net income from continuing operations excluding special items was $244 million, up 54% YoY
•Shipments of 968 kilotonnes, up 5% YoY
•Adjusted EBITDA of $553 million, up 22% YoY; Adjusted EBITDA per ton shipped reached $571, up 16% YoY
•Net leverage ratio further improved to 2.4x, compared to 3.7x in the prior year period
•Refinanced $1.5 billion of 5.875% Senior Notes due 2026 with $750 million 3.25% Senior Notes due 2026 and $750 million 3.875% Senior Notes due 2031

ATLANTA, November 3, 2021 – Novelis Inc., the world leader in aluminum rolling and recycling, today reported net income attributable to its common shareholder of $237 million in the second quarter of fiscal year 2022 compared to a net loss of $37 million in the prior year period. Net income from continuing operations increased to $239 million compared to $144 million in the prior year. Excluding special items in both years, second quarter fiscal year 2022 net income from continuing operations increased 54% to $244 million, driven mainly by higher EBITDA.
Net sales increased 38% to $4.1 billion for the second quarter of fiscal year 2022 compared to $3.0 billion in the prior year period, primarily driven by a 5% increase in shipments and higher average aluminum prices. Total flat rolled product shipments increased to 968 kilotonnes in the second quarter of fiscal year 2022 compared to 923 kilotonnes in the prior year period, mainly as a result of strong demand for sustainable aluminum beverage packaging and specialty products, partially offset by lower automotive shipments due to the global semiconductor chip shortage impacting the automotive industry.
Adjusted EBITDA increased 22% to $553 million in the second quarter of fiscal year 2022 compared to $455 million in the prior year period. The increase in Adjusted EBITDA is primarily due to higher volume and favorable metal benefits, partially offset by inflationary cost pressures. Novelis achieved a record Adjusted EBITDA per ton shipped of $571 in the second quarter of fiscal year 2022, compared to $493 in the prior year.
"Our diverse portfolio of high-recycled-content products allowed us to capture strong market demand and deliver another record quarter of EBITDA," said Steve Fisher, President and CEO, Novelis Inc. "While we navigate near-term supply chain challenges, we are actively seeking and implementing new investment opportunities to capture growing customer demand for sustainable, low-carbon aluminum solutions."
Novelis has recently announced plans to invest approximately $500 million in growth capital projects, including a $375 million investment to expand its rolling and recycling capabilities in Zhenjiang, China, and a $130 million investment at its Oswego plant in the US to increase hot mill capacity and enhance automotive sheet finishing capabilities.
Fiscal year-to-date free cash flow from continuing operations was $158 million compared to the prior year period $169 million. The primary driver for this reduction versus the prior year was higher working capital requirements due mainly to rising aluminum prices, mostly offset by higher Adjusted EBITDA and favorable metal price lag. The company's net leverage ratio (net debt / TTM Adjusted EBITDA) further improved to 2.4x at the end of the second quarter of fiscal year 2022, compared to 3.7x in the prior year period.
"Since announcing Novelis’ long-term capital allocation framework earlier this year, we have reduced gross debt, improved net leverage to below our targeted 2.5x level, and returned $100 million of capital to our common shareholder," said Devinder Ahuja, Executive Vice President and Chief Financial Officer, Novelis Inc. "At the same time, we have maintained adequate liquidity to effectively manage the business' working capital needs, while also remaining strongly positioned to reinvest capital in new capacity and capabilities."

In August, Novelis successfully completed an offering of $750 million 3.25% Senior Notes due 2026 and $750 million 3.875% Senior Notes due 2031. Proceeds were used toward the redemption of all its outstanding 5.875% Senior Notes due 2026.
The company continues to maintain a strong total liquidity position of $2.1 billion as of September 30, 2021.

Second Quarter Fiscal Year 2022 Earnings Conference Call
Novelis will discuss its second quarter fiscal year 2022 results via a live webcast and conference call for investors at 7:00 a.m. EDT on Wednesday, November 3, 2021. To view slides and listen only, visit https://cc.callinfo.com/r/1u6e0vyidg2d9&eom. To join by telephone, dial toll-free in North America at 800-909-4147, India toll-free at 18002660841 or the international toll line at +1-212-231-2924. Presentation materials and access information can also be found at novelis.com/investors.
About Novelis
Novelis Inc. is driven by its purpose of shaping a sustainable world together. We are a global leader in the production of innovative aluminum products and solutions and the world’s largest recycler of aluminum. Our ambition is to be the leading provider of low-carbon, sustainable aluminum solutions and to achieve a fully circular economy by partnering with our suppliers, as well as our customers in the aerospace, automotive, beverage can and specialties industries throughout North America, Europe, Asia and South America. Novelis had net sales of $12.3 billion in fiscal year 2021. Novelis is a subsidiary of Hindalco Industries Limited, an industry leader in aluminum and copper, and the metals flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai. For more information, visit novelis.com.

Non-GAAP Financial Measures
This news release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We believe these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides filed as Exhibit 99.2 to our Current Report on Form 8-K furnished to the SEC concurrently with the issuance of this news release. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.
Attached to this news release are tables showing the Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Cash Flows, Reconciliation of Adjusted EBITDA, Free Cash Flow, Liquidity, Net Income from continuing operations excluding Special Items, and Segment Information.

Forward-Looking Statements
Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," or similar expressions. Examples of forward looking statements in this news release are statements about our ability to reach our long-term carbon neutrality goals and expand our business, and plans to invest approximately $500 million in growth capital projects. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and Novelis' actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: changes in the prices and availability of aluminum (or premiums associated with such prices) or other materials and raw materials we use; the capacity and effectiveness of our hedging activities; relationships with, and financial and operating conditions of, our customers, suppliers and other stakeholders; fluctuations in the supply of, and prices for, energy in the areas in which we maintain production facilities; our ability to access financing including in connection with potential acquisitions and investments; risks arising out of our acquisition of Aleris Corporation, including uncertainties inherent in the acquisition method of accounting; disruption to our global aluminum production and supply chain as a result of COVID-19; changes in the relative values of various currencies and the effectiveness of our currency hedging activities; factors affecting our operations, such as litigation, including pending and future litigation settlements, environmental remediation and clean-up costs, breakdown of equipment and other events; ability to manage existing facilities and workforce to operate the business; economic, regulatory and political factors within the countries in which we operate or sell our products, including changes in duties or tariffs; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; changes in general economic conditions including deterioration in the global economy; the risks of pandemics or other public health emergencies, including the continued spread and impact of, and the governmental and third party response to, the ongoing COVID-19 outbreak; changes in government regulations, particularly those affecting taxes, tax policies and effective tax rates, derivative instruments, environmental, health or safety compliance; changes in interest rates that have the effect of increasing the amounts we pay under our credit facilities and other financing agreements; and our ability to generate cash. The above list of factors is not exhaustive. Other important risk factors are included under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2021.

Media Contact:	Investor Contact:
Julie Groover	Megan Cochard
+1 404 760 6461	+1 404 760 4170
julie.groover@novelis.adityabirla.com	megan.cochard@novelis.adityabirla.com

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
(in millions)	2021	2020	2021	2020
Net sales	$4,119	$2,978	$7,974	$5,404
Cost of goods sold (exclusive of depreciation and amortization)	3,400	2,384	6,537	4,485
Selling, general and administrative expenses	142	129	301	251
Depreciation and amortization	134	141	268	259
Interest expense and amortization of debt issuance costs	60	70	119	140
Research and development expenses	21	18	45	37
Loss on extinguishment of debt, net	64	—	62	—
Restructuring and impairment expenses (reversal), net	—	7	(2)	8
Equity in net income of non-consolidated affiliates	—	(1)	(1)	(2)
Business acquisition and other related costs	—	—	—	11
Other (income) expenses, net	(20)	18	(84)	93
	$3,801	$2,766	$7,245	$5,282
Income from continuing operations before income tax provision	318	212	729	122
Income tax provision	79	68	187	39
Net income from continuing operations	$239	$144	$542	$83
Loss from discontinued operations, net of tax	(2)	(11)	(65)	(29)
Loss on sale of discontinued operations, net of tax	—	(170)	—	(170)
Net loss from discontinued operations	(2)	(181)	(65)	(199)
Net income (loss)	$237	$(37)	$477	$(116)
Net income attributable to noncontrolling interest	—	—	—	—
Net income (loss) attributable to our common shareholder	$237	$(37)	$477	$(116)

Novelis Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in millions, except number of shares)	September 30, 2021	March 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$659	$998
Accounts receivable, net
— third parties (net of allowance for uncollectible accounts of $7 and $5 as of September 30, 2021 and March 31, 2021, respectively)	2,124	1,687
— related parties	222	166
Inventories	2,623	1,928
Prepaid expenses and other current assets	212	198
Fair value of derivative instruments	217	137
Assets held for sale	5	5
Current assets of discontinued operations	12	15
Total current assets	$6,074	$5,134
Property, plant and equipment, net	4,628	4,687
Goodwill	1,083	1,083
Intangible assets, net	655	696
Investment in and advances to non–consolidated affiliates	831	838
Deferred income tax assets	137	130
Other long–term assets
— third parties	271	316
— related parties	1	1
Total assets	$13,680	$12,885
LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Current portion of long–term debt	$443	$71
Short–term borrowings	247	236
Accounts payable
— third parties	3,083	2,498
— related parties	296	230
Fair value of derivative instruments	582	280
Accrued expenses and other current liabilities	655	670
Current liabilities of discontinued operations	13	16
Total current liabilities	$5,319	$4,001
Long–term debt, net of current portion	4,942	5,653
Deferred income tax liabilities	172	162
Accrued postretirement benefits	852	878
Other long–term liabilities	313	305
Total liabilities	$11,598	$10,999
Commitments and contingencies
Shareholder’s equity
Common stock, no par value; unlimited number of shares authorized; 1,000 shares issued and outstanding as of September 30, 2021 and March 31, 2021	—	—
Additional paid–in capital	1,304	1,404
Retained earnings	1,341	864
Accumulated other comprehensive loss	(547)	(366)
Total equity of our common shareholder	$2,098	$1,902
Noncontrolling interest	(16)	(16)
Total equity	$2,082	$1,886
Total liabilities and equity	$13,680	$12,885

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Six Months Ended September 30,
(in millions)	2021	2020
OPERATING ACTIVITIES
Net income (loss)	$477	$(116)
Net loss from discontinued operations	(65)	(199)
Net income from continuing operations	$542	$83
Adjustments to determine net cash provided by operating activities:
Depreciation and amortization	268	259
Loss on unrealized derivatives and other realized derivatives in investing activities, net	36	11
Loss (gain) on sale of assets	2	(2)
Loss on extinguishment of debt, net	62	—
Deferred income taxes, net	54	(33)
Equity in net income of non-consolidated affiliates	(1)	(2)
Loss on foreign exchange remeasurement of debt	1	—
Amortization of debt issuance costs and carrying value adjustments	9	14
Other, net	2	(1)
Changes in assets and liabilities including assets and liabilities held for sale (net of effects from divestitures):
Accounts receivable	(540)	52
Inventories	(728)	195
Accounts payable	706	(68)
Other assets	(25)	52
Other liabilities	(49)	(187)
Net cash provided by operating activities - continuing operations	339	373
Net cash used in operating activities - discontinued operations	(5)	(31)
Net cash provided by operating activities	$334	$342
INVESTING ACTIVITIES
Capital expenditures	$(194)	$(226)
Acquisition of business, net of cash acquired	—	(2,614)
Proceeds from sales of assets, third party, net of transaction fees and hedging	—	2
Proceeds from investment in and advances to non-consolidated affiliates, net	10	8
Outflows from the settlement of derivative instruments, net	(4)	(1)
Other	7	5
Net cash used in investing activities - continuing operations	(181)	(2,826)
Net cash provided by investing activities - discontinued operations	—	217
Net cash used in investing activities	$(181)	$(2,609)
FINANCING ACTIVITIES
Proceeds from issuance of long-term and short-term borrowings	$1,520	$1,910
Principal payments of long-term and short-term borrowings	(1,923)	(30)
Revolving credit facilities and other, net	14	(358)
Debt issuance costs	(24)	(24)
Return of capital to our common shareholder	(100)	—
Net cash (used in) provided by financing activities - continuing operations	(513)	1,498
Net cash used in financing activities - discontinued operations	—	(2)
Net cash (used in) provided by financing activities	$(513)	$1,496
Net decrease in cash, cash equivalents and restricted cash	(360)	(771)
Effect of exchange rate changes on cash	6	19
Cash, cash equivalents and restricted cash — beginning of period	1,027	2,402
Cash, cash equivalents and restricted cash — end of period	$673	$1,650

Cash and cash equivalents	$659	$1,627
Restricted cash (Included in "Other long-term assets")	14	14
Restricted cash (Included in "Prepaid expenses and other current assets")	—	9
Cash, cash equivalents and restricted cash — end of period	$673	$1,650

Reconciliation of Adjusted EBITDA (unaudited) to Net income attributable to our common shareholder
The following table reconciles Adjusted EBITDA, a non-GAAP financial measure, to Net income attributable to our common shareholder.

	Three Months Ended September 30,		Six Months Ended September 30,
(in millions)	2021	2020	2021	2020
Net (loss) income attributable to our common shareholder	$237	$(37)	$477	$(116)
Net income attributable to noncontrolling interests	—	—	—	—
Income tax provision	79	68	187	39
Interest, net	59	69	115	136
Depreciation and amortization	134	141	268	259
EBITDA	$509	$241	$1,047	$318

Adjustment to reconcile proportional consolidation	$15	$15	$29	$29
Unrealized losses (gains) on change in fair value of derivative instruments, net	16	(6)	20	27
Realized losses (gains) on derivative instruments not included in segment income	—	1	(1)	4
Loss on extinguishment of debt, net	64	—	62	—
Restructuring and impairment expenses (reversal), net	—	7	(2)	8
Loss (gain) on sale of fixed assets	2	—	2	(2)
Purchase price accounting adjustments	—	1	—	29
Loss from discontinued operations, net of tax	2	11	65	29
Loss on sale of discontinued operations, net of tax	—	170	—	170
Metal price lag	(59)	12	(113)	32
Business acquisition and other related costs	—	—	—	11
Other, net	4	3	(1)	53
Adjusted EBITDA	$553	$455	$1,108	$708

Free Cash Flow (unaudited)
The following table reconciles Free cash flow and Free cash flow from continuing operations, non-GAAP financial measures, to Net cash provided by operating activities - continuing operations.

	Six Months Ended September 30,
(in millions)	2021	2020
Net cash provided by operating activities - continuing operations	$339	$373
Net cash used in investing activities - continuing operations	(181)	(2,826)
Plus: Cash used in the acquisition of business, net of cash and restricted cash acquired	—	2,614
Plus: Accrued merger consideration	—	10
Less: Proceeds from sales of assets and business, net of transaction fees, cash income taxes and hedging	—	(2)
Free cash flow from continuing operations	158	169
Net cash used in operating activities - discontinued operations	(5)	(31)
Net cash provided by investing activities - discontinued operations	—	217
Less: Proceeds from sales of assets and business, net of transaction fees, cash income taxes and hedging - discontinued operations	—	(223)
Free cash flow	$153	$132

Cash and Cash Equivalents and Total Liquidity (unaudited)
The following table reconciles Total liquidity to the ending balances of cash and cash equivalents.

(in millions)	September 30, 2021	March 31, 2021
Cash and cash equivalents	$659	$998
Availability under committed credit facilities	1,490	1,223
Total liquidity	$2,149	$2,221

Net debt (unaudited)
The following table reconciles Long-term debt, net of current portion to Net debt.

	September 30,
	2021	2020
Long–term debt, net of current portion	$4,942	$6,767
Current portion of long–term debt	443	55
Short–term borrowings	247	393
Cash and cash equivalents	(659)	(1,627)
Net debt	$4,973	$5,588

Reconciliation of Net income from continuing operations, excluding special items (unaudited) to Net income from continuing operations
The following table presents Net income from continuing operations excluding special items. We adjust for items which may recur in varying magnitude which affect the comparability of the operational results of our underlying business.

	Three Months Ended September 30,		Six Months Ended September 30,
(in millions)	2021	2020	2021	2020
Net income from continuing operations	$239	$144	$542	$83
Special Items:
Business acquisition and other related costs	—	—	—	11
Loss on extinguishment of debt, net	64	—	62	—
Metal price lag	(59)	12	(113)	32
Restructuring and impairment reversal (expense), net	—	7	(2)	8
Charitable donation	—	—	—	50
Purchase price accounting adjustment	—	1	—	29
Tax effect on special items	—	(6)	15	(33)
Net income from continuing operations, excluding special items	$244	$158	$504	$180

Segment Information (unaudited)
The following tables present selected segment financial information (in millions, except shipments which are in kilotonnes).

Selected Operating Results Three Months Ended September 30, 2021	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$227	$78	$92	$154	$2	$553

Shipments (in kt)
Rolled products - third party	375	251	196	146	—	968
Rolled products - intersegment	—	9	1	1	(11)	—
Total rolled products	375	260	197	147	(11)	968

Selected Operating Results Three Months Ended September 30, 2020	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$205	$63	$74	$112	$1	$455

Shipments (in kt)
Rolled products - third party	367	232	176	148	—	923
Rolled products - intersegment	—	8	2	—	(10)	—
Total rolled products	367	240	178	148	(10)	923

Selected Operating Results Six Months Ended September 30, 2021	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$399	$180	$180	$347	$2	$1,108

Shipments (in kt)
Rolled products - third party	733	519	386	303	—	1,941
Rolled products - intersegment	—	20	3	1	(24)	—
Total rolled products	733	539	389	304	(24)	1,941

Selected Operating Results Six Months Ended September 30, 2020	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$283	$83	$149	$188	$5	$708

Shipments (in kt)
Rolled products - third party	639	440	358	260	—	1,697
Rolled products - intersegment	—	12	4	1	(17)	—
Total rolled products	639	452	362	261	(17)	1,697